                                                                    EXHIBIT 99.1


99.1 Unaudited pro forma condensed consolidated balance sheet as of June 30, 1994, and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1993, and the six-month periods ended June 30, 1994 and 1993.

On July 26, 1994, pursuant to an Asset Purchase Agreement dated as of June 17, 1994 (the "Agreement"), The New York Times Company ("NYT") and two wholly-owned subsidiaries (the "Seller") completed the sale (the "Sale") of its Women's Magazines Division ("WMD") to Gruner + Jahr Printing and Publishing Co. (the "Buyer"). As provided in the Agreement, the Sale's effective date for financial reporting purposes was July 1, 1994.

          The aggregate consideration due to the Seller of $323,926,000 consists of (i) $10,000,000 paid upon execution of the Agreement on June 17, 1994, (the "Sale Deposit") and (ii) $313,926,000 paid upon completion of the sale on July 26, 1994, ($27,500,000 of which was paid into escrow and is due to the Seller December 26, 1994, subject to certain post-closing adjustments described in Article 10 of the Agreement and $40,000,000 of which is allocated to a non-competition agreement (the "Non-Compete") pursuant to Section 3.1 of the Agreement). On July 26, 1994, the Seller paid consideration of $48,926,000 to the Buyer to fulfill currently outstanding subscriptions for the Women's Magazines, as provided in the Fulfillment Agreement, dated as of July 26, 1994. NYT plans to use the proceeds for general corporate purposes, including the repayment of existing debt and the repurchase of NYT's Class A Common Stock. The consideration was arrived at by arms-length bargaining between the Seller and the Buyer. As a result of this transaction NYT anticipates a gain in the range of $.95 to $1.05 per share which will be recorded in the 1994 third quarter.

          On October 1, 1993, pursuant to an Agreement and Plan of Merger dated June 11, 1993 (as amended August 12, 1993), a wholly-owned subsidiary of NYT was merged with Affiliated Publications, Inc. ("API"), the parent company of The Boston Globe, which became a wholly-owned subsidiary of NYT - (the "Merger").

          The following pro forma supplemental financial information (see pages 3-5) gives effect to the Sale and the Merger. The pro forma condensed consolidated balance sheet excludes the historical net assets of the WMD, giving effect to the Sale as if it had occurred on June 30, 1994. The pro forma balance sheet gives effect to pro forma adjustments to reflect: $237,500,000 received in cash at the closing; accounts receivable of $27,500,000 representing the portion of the Sale's proceeds held in escrow until December 26, 1994; a decrease of $30,174,000 for the net assets subject to disposition in the Sale; a $112,844,000 aggregate increase in accrued expenses consisting of $108,515,000 of income taxes currently payable, $(9,546,000) of current deferred income taxes, $(10,000,000) representing the realization of income from the Sale Deposit, $10,000,000 representing the current portion of unearned income attributable to the Non-Compete, and $13,875,000 of other accrued expenses and transaction costs; a decrease of $13,381,000 in deferred income taxes attributed to the transaction, and an increase of $30,000,000 representing unearned income in connection with the Non-Compete.

                                                                    EXHIBIT 99.1


          The pro forma condensed consolidated statements of income for the year ended December 31, 1993, and the six-month periods ended June 30, 1994 and 1993 exclude the historical results of operations of the WMD, giving effect to the Sale as if it were consummated on January 1, 1993. These statements give effect to pro forma adjustments to reflect:

          (a)       Non-Compete revenues of $10,000,000, $5,000,000 and
                    $5,000,000 respectively, for the year ended
                    December 31, 1993 and the six-month periods ended
                    June 30, 1994 and 1993 (the Non-Compete of $40,000,000
                    is amortized on a straight-line basis over four years);

          (b) Reduced interest expense, net of interest income of $6,280,000, $4,958,000 and $4,362,000 respectively for the year ended December 31, 1993 and the six-month periods ended June 30, 1994 and 1993 resulting from repayment of certain of NYT's debt and investment of the remaining proceeds in highly liquid debt instruments; and

          (c) Income tax effects (calculated at the relevant statutory rate in effect during the periods presented) of $7,200,000, $4,362,000 and $3,308,000 respectively for the year ended December 31, 1993 and the six-month periods ended
                    June 30, 1994 and 1993.

          The pro forma condensed consolidated statements of income for the year ended December 31, 1993 and the six months ended June 30, 1993 also give effect to the Merger as if it were consummated on that same date. The estimated gain on the Sale is not included in the pro forma condensed consolidated statements of income.

          The pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that might have occurred had the Sale or the Merger actually taken place on January 1, 1993 or the actual financial position that might have resulted had the Sale been consummated on June 30, 1994, or of future results of operations or financial position of NYT.

                                                                    EXHIBIT 99.1


PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET (UNAUDITED)
                                                                                                   JUNE 30, 1994
                                                                                ---------------------------------------------------
                                                                                                       WMD and
                                                                                Historical            Pro Forma
                                                                                  NYT                Adjustments          Pro forma
                                                                                  ---                -----------          ---------
                                                                                              (Dollars in thousands)
ASSETS

Current Assets

   Cash and short-term investments ...........................................    $     64,887           $237,500      $    302,387
   Accounts receivable-net ...................................................         245,284             27,500           272,784
   Inventories ...............................................................          27,018                  -            27,018
   Other current assets ......................................................          91,884            (30,174)           61,710
                                                                                  ------------       ------------      ------------
   Total current assets ......................................................         429,073            234,826           663,899

Investment in Forest Products Group ..........................................          75,876                  -            75,876
Property, plant and equipment-net ............................................       1,092,376                  -         1,092,376
Intangible assets acquired-net ...............................................       1,378,841                  -         1,378,841
Miscellaneous assets .........................................................         110,588                  -           110,588
                                                                                  ------------       ------------      ------------
   TOTAL ASSETS ..............................................................      $3,086,754           $234,826        $3,321,580
                                                                                  ============       ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities ..........................................................
   Accounts payable ..........................................................    $    127,284    $             -      $    127,284
   Payrolls ..................................................................          73,554                  -            73,554
   Accrued expenses ..........................................................         190,462            112,844           303,306
   Unexpired subscriptions ...................................................          71,173                  -            71,173
   Short-term debt ...........................................................          52,719                  -            52,719
                                                                                  ------------       ------------      ------------
   Total current liabilities .................................................         515,192            112,844           628,036
                                                                                  ------------       ------------      ------------

Other Liabilities

   Long-term debt & capital lease obligations ................................         413,829                  -           413,829
   Deferred income taxes .....................................................         191,335           (13,381)           177,954
   Other .....................................................................         382,865             30,000           412,865
                                                                                  ------------       ------------      ------------
   Total other liabilities ...................................................         988,029             16,619         1,004,648
                                                                                  ------------       ------------      ------------
Equity Put Options ...........................................................          20,683                  -            20,683
                                                                                  ------------       ------------      ------------
Stockholders' Equity

   Capital shares ............................................................          12,630                  -            12,630
   Additional capital ........................................................         583,653                  -           583,653
   Earning reinvested in the business ........................................       1,044,103            105,363         1,149,466
   Common stock held in treasury, at cost ....................................         (77,536)                 -           (77,536)
                                                                                  ------------       ------------      ------------
   Total stockholders' equity ................................................       1,562,850            105,363         1,668,213
                                                                                  ------------       ------------      ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ................................      $3,086,754           $234,826        $3,321,580
                                                                                  ============       ============       ============

                                                                    EXHIBIT 99.1

PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME (UNAUDITED)
                                                                                   YEAR ENDED DECEMBER 31, 1993
                                                                      --------------------------------------------------------
                                                                             Combined        WMD and
                                                                            Pro forma       Pro Forma
                                                                          NYT & API        Adjustments           Pro forma
                                                                          ---------        -----------           ---------
                                                                     (Dollars and shares in thousands except per share data)

Revenues  ...................................................         $ 2,335,985            $  (229,694)          $ 2,106,291

Costs and Expenses
   Production Costs .........................................           1,294,071               (143,296)            1,150,775
   Selling, General and  Administrative Expenses ............             903,458               (103,733)              799,725

   Total ....................................................           2,197,529               (247,029)            1,950,500

Operating Income.............................................             138,456                  17,335              155,791
Interest Expense, Net of Interest Income ....................              28,717                 (6,280)               22,437
Income Before Income Taxes ..................................             109,739                  23,615              133,354
Income Taxes ................................................              56,658                  10,211               66,869
Income Before Equity in Operations of Forest
  Products Group ............................................              53,081                  13,404               66,485
Equity in Operations of Forest Products Group ...............             (51,852)                      -             (51,852)
Income from Continuing Operations ...........................      $        1,229                $ 13,404          $    14,633
                                                                   ==============          ==============       ==============

Average Shares Outstanding ..................................             111,756                                      111,756

Earnings Per Share ..........................................                $.01                                         $.13


                                                                    EXHIBIT 99.1



PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME (UNAUDITED)
                                                                                         SIX MONTHS ENDED JUNE 30, 1994
                                                                           ---------------------------------------------------------
                                                                                                       WMD and
                                                                                Historical            Pro Forma
                                                                                  NYT                Adjustments           Pro forma
                                                                                  ---                -----------           ---------
                                                                            (Dollars and shares in thousands except per share data)
Revenues   ......................................................         $ 1,225,041           $   (120,354)           $1,104,687
                                                                         ------------           ------------          ------------
Costs and Expenses
   Production Costs .............................................             655,079                (76,745)              578,334
   Selling, General and  Administrative Expenses ................             453,400                (51,361)              402,039
                                                                         ------------           ------------          ------------
   Total ........................................................           1,108,479               (128,106)              980,373
                                                                         ------------           ------------          ------------

Operating Income ................................................             116,562                  7,752               124,314
Interest Expense, Net of Interest Income ........................              16,693                 (4,958)               11,735
                                                                         ------------           ------------          ------------
Income Before Income Taxes ......................................              99,869                 12,710               112,579
Income Taxes ....................................................              48,137                  5,500                53,637
                                                                         ------------           ------------          ------------
Income Before Equity in Operations of Forest
  Products Group ................................................              51,732                  7,210                58,942
Equity in Operations of Forest Products Group ...................                 300                      -                   300
                                                                         ------------           ------------          ------------
Income from Continuing Operations ...............................         $    52,032            $     7,210           $    59,242
                                                                         ============           ============          ============

Average Shares Outstanding ......................................             106,600                                      106,600

Earnings Per Share ..............................................                $.49                                         $.56

PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME (UNAUDITED)

                                                                                            SIX MONTHS ENDED JUNE 30, 1993
                                                                           ---------------------------------------------------------

                                                                            Combined              WMD and
                                                                           Pro forma             Pro Forma
                                                                            NYT & API           Adjustments          Pro forma
                                                                            ---------           -----------          ---------
                                                                         (Dollars and shares in thousands except per share data)

Revenues  .......................................................         $ 1,150,796            $  (112,130)           $1,038,666
                                                                         ------------           ------------          ------------
Costs and Expenses
   Production Costs .............................................             630,408                (70,418)              559,990
   Selling, General and  Administrative Expenses ................             429,236                (53,315)              375,921
                                                                         ------------           ------------          ------------
   Total ........................................................           1,059,644               (123,733)              935,911
                                                                         ------------           ------------          ------------

Operating Income ................................................              91,152                 11,603               102,755
Interest Expense, Net of Interest Income ........................              12,183                 (2,508)                9,675
                                                                         ------------           ------------          ------------
Income Before Income Taxes ......................................              78,969                 14,111                93,080
Income Taxes ....................................................              42,809                  6,067                48,876
                                                                         ------------           ------------          ------------
Income Before Equity in Operations of Forest
  Products Group ................................................              36,160                  8,044                44,204
Equity in Operations of Forest Products Group ...................              (2,668)                     -                (2,668)
                                                                         ------------           ------------          ------------
Income from Continuing Operations ...............................        $     33,492             $    8,044         $      41,536
                                                                         ============           ============          ============

Average Shares Outstanding ......................................             116,131                                      116,131

Earnings Per Share ..............................................                $.29                                         $.36



